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                                                                   EXHIBIT 18.1



May 21, 1999


Oakhurst Company, Inc.
3513 Concord Pike
Suite 3527
Wilmington, DE 19803

Dear Sirs/Madams:

We have audited the consolidated financial statements of Oakhurst Company, Inc. as of February 28, 1999 and 1998, and for each of the three years in the period ended February 28, 1999, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated May 21, 1999. Note 1 to such consolidated financial statements contains a description of the adoption by your Steel City Products, Inc. subsidiary during the year ended February 28, 1999 of the first-in, first-out method (FIFO) of inventory costing. Prior to the year ended February 28, 1999, Steel City Products, Inc. utilized the last-in, first-out method (LIFO) of inventory costing. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania